Exhibit 99

UMH PROPERTIES, INC. SURPASSES 1,000 SELF-STORAGE UNITS

FREEHOLD, NJ, November 4, 2024........ UMH Properties, Inc. (NYSE:UMH) (TASE:UMH) announced that on November 1, 2024, the company closed on an acquisition of a self-storage facility adjoining one of UMH’s communities in Anderson, Indiana. The facility contains 246 self-storage units. UMH now has more than 1,000 storage units in its portfolio. All of UMH’s storage units either adjoin or are in close proximity to a UMH community.

Samuel A. Landy, President and Chief Executive Officer, commented “UMH is proud to surpass 1,000 self-storage units. UMH has a wonderful staff in our communities and when the opportunity presents itself for nearby additional storage, our staff can offer greater customer service for residents and the surrounding area’s storage needs. Adjoining self-storage has worked well for UMH, for residents, investors, and the nearby communities.”

UMH Properties, Inc., which was organized in 1968, is a public equity REIT that owns and operates 139 manufactured home communities, containing approximately 26,200 developed homesites, of which 10,300 contain rental homes, and over 1,000 self-storage units. These communities are located in New Jersey, New York, Ohio, Pennsylvania, Tennessee, Indiana, Maryland, Michigan, Alabama, South Carolina, Florida and Georgia. Included in the 139 communities are two communities in Florida, containing 363 sites that UMH owns and operates through its joint venture with Nuveen Real Estate.

Contact: Nelli Madden

732-577-9997